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        [LETTERHEAD OF AMERICAN ARTISTS FILM CORPORATION APPEARS HERE]



                                   AGREEMENT
                                   ---------

This agreement is entered into on this 25 day of September, 1997 by and between Robert Johnson (Johnson), an individual residing in the state of California, and the American Artists Film Corporation (AAF), a company doing business in state of Georgia.

                                   Recitals
                                   --------

1.  Johnson is a published author, lecturer and Jungian expert.

2. - AAF is a development and production company in the business of producing films and television programs for world wide distribution.

3. - The principals wish to enter into an agreement whereby the original research, writings and ideas proprietary to Johnson are utilized as the basis to produce either television programming or a home video series or other media application, tentatively entitled "Man, Woman and Spirit" and hereafter referred to as the Program. It is understood that any program produced will attempt to be exploited in any and all media world wide.


Therefore, it is agreed as follows:
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1 - In exchange for the sum of $5000.00, Johnson grants to AAF the exclusive right to film or video tape a series of conversations to be held at SereneBe Farms in Atlanta, Georgia on or about October 12th to the 16th.

2 - AAF agrees to use its best efforts to negotiate a licensing arrangement for a one hour special or series of specials with a broadcast distributor based on this filming.

3 - Should AAF succeed in securing a broadcast licensing arrangement, Johnson would then be due a profit participation share of 5% of all profits returned to AAF from the exploitation of the programming from all media in all markets, including but not limited to television, home video, syndication, publishing and multimedia, worldwide for a period of five years.

3A - If the transcripts from these conversations are accepted for publication through the electronic or standard press then Johnson would receive 25% of any profits returned to AAF from such publishing.
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4 -  Upon the completion of any filming AAF will, in consult with the Episcopal
Media Center, have the sole right to edit, conform or otherwise manipulate the material in order to effectively seek distribution outlets provided that no material is taken out of context or in any way misrepresented.

5 - AAF shall have the sole right to license any programming or content derived from the filming into all media worldwide in perpetuity including but not limited to television, cable, syndication, home video, the Internet, other electronic media applications, CD-ROM, publishing for print and serialization. These rights may be assigned to others by AAF to secure distribution at AAF's discretion so long as any obligations due Johnson on behalf of AAF are honored as part of these assignations.

6 - The copyright on any programming produced shall be jointly owned by AAF and the Episcopal Television and Radio Network.

7 - Both parties acknowledge there are no other liens on material and both are free to enter into this agreement.

8 - Any disagreement shall be arbitrated by the laws of the state of Georgia.

9 - Both parties acknowledge that this agreement may be commemorated in a longer form contract at some date in the future.


If the preceding signifies your understanding of the agreement indicate so by signing below.



/s/ Rex Hauck                               September 25, 1997
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American Artists - President


/s/ Robert A. Johnson                       September 25, 1997
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Robert Johnson